Exhibit 10.23

GLOBAL SETTLEMENT AGREEMENT

This Global Settlement Agreement (the “Agreement”), effective as of the last date of execution below (the “Settlement Effective Date”), is by and between Surgalign Spine Technologies, Inc. and Surgalign Holdings, Inc. (together “Surgalign”), on the one hand, and Pioneer Surgical Technology, Inc. d/b/a Resolve Surgical Technologies and RTI Surgical, Inc. (together “RTI”), on the other hand, individually referred to as a “Party” and collectively referred to as the “Parties.”

Reference is hereby made to:

1.

the agreement between Surgalign Spine Technologies, Inc. (formerly known as RTI Surgical, Inc.), on the one hand, and RTI Surgical, Inc. (formerly known as RTI OEM, LLC), and Pioneer Surgical Technology, Inc. (formerly known as RTI Surgical, LLC), on the other hand, dated July 20, 2020, for the provision of design and development services of medical devices (the “D&D Agreement”);

2.

the agreement between Surgalign Spine Technologies, Inc. (formerly known as RTI Surgical, Inc.), and Pioneer Surgical Technology, Inc. (formerly known as RTI Surgical, LLC), dated July 20, 2020, as amended, for the manufacturing, sale, and distribution of certain surgical instruments and implants as well as Supply Chain Services (as defined in that agreement) (the “MDA (Hardware)”);

3.

the agreement between Surgalign Spine Technologies, Inc. (formerly known as RTI Surgical, Inc.), and Pioneer Surgical Technology, Inc. (formerly known as RTI Surgical, LLC), dated July 20, 2020, as amended, for the manufacturing, sale, and distribution of certain surgical instruments and implants as well as Supply Chain Services (as defined in that agreement) (the “MDA (nanOss)”);

4.

the agreement between Surgalign Spine Technologies, Inc. (formerly known as RTI Surgical, Inc.), and RTI Surgical, Inc. (formerly known as RTI OEM, LLC), dated July 20, 2020, as amended, for the preparation and distribution of certain allograft implants as well as Supply Chain Services (as defined in that agreement) (the “PDA,” collectively with the MDA (Hardware) and MDA (nanOss), the “Distribution Agreements”);

5.

the agreement between RTI Surgical Holdings, Inc., on the one hand, RTI Surgical, Inc. (formerly known as RTI OEM, LLC), Pioneer Surgical Technology, Inc. (formerly known as RTI Surgical, LLC), and Tutogen Medical GmbH, on the other hand, dated July 20, 2020, as amended, for the non-exclusive use of certain patents (the “Non-Exclusive Patent License Agreement”);

6.

the agreement between RTI Surgical Holdings, Inc., and Ardi Bidco Ltd., dated as of January 13, 2020, as amended, for the sale and purchase of certain portions of RTI Surgical Holdings, Inc.’s business (the “EPA”); and

7.

the letter from Bradford Aquino to Joshua DeRienzis, dated September 23, 2021 and countersigned by Mr. DeRienzis on September 27, 2021, regarding the transfer, reimbursement, and release related to the Subject Assets (as defined in that letter) (the “Wrong Pockets Letter”).

RECITALS

WHEREAS, on April 6, 2022, RTI filed suit against Surgalign in the Superior Court of Delaware for breach of contract and quantum meruit for disputes related to the D&D Agreement (the “Complaint”) in the matter referred to as RTI Surgical, Inc. et al. v. Surgalign Holdings, Inc., et al., C.A. No. N22C-04-042 PRW CCLD (the “Delaware Litigation”);

WHEREAS, in a letter dated April 29, 2022, Surgalign asserted that RTI had materially breached both the PDA and the MDA (nanOss) and is in Fundamental Default (as such term is defined in those agreements), and, as a result, Surgalign asserted that it does not owe to RTI the full Minimum Annual Performance (the “MAP”) amount under the Distribution Agreements;

WHEREAS, RTI amended its complaint against Surgalign on June 15, 2022 to include a claim for declaratory judgment related to Surgalign’s assertions, seeking an order declaring that RTI did not materially breach either the PDA or the MDA (nanOss), is not in Fundamental Default, and is entitled to the full MAP amount under the Distribution Agreements (the “Second Amended Complaint”);

WHEREAS, in the Second Amended Complaint, RTI also alleged that Surgalign did not pay interest on certain late payments in accordance with the terms of the D&D Agreement, and an invoice for the underpayment of the Direct Labor Minimum for Contract Year 1 (as such terms are defined in the D&D Agreement);

WHEREAS, RTI sent to Surgalign a letter dated August 1, 2022, asserting that Surgalign is deficient by [***] in meeting the aggregate MAP for Contract Year 2 under Sections 3.06 of the Distribution Agreements (together with Surgalign’s allegations in its April 29, 2022 letter, the “MAP Dispute”);

WHEREAS, RTI sent to Surgalign a letter dated August 1, 2022, asserting that Surgalign is deficient by [***] in meeting the aggregate Direct Labor Minimum for Contract Year 2 under Section 8.2.1 of the D&D Agreement (the “CY2 Direct Labor Minimum Dispute”);

WHEREAS, to avoid the time and expense of litigation, and without any admission of liability or fault by either Party with respect to the subject matter of the Second Amended Complaint, the Parties wish to resolve and settle the Delaware Litigation;

WHEREAS, the Parties also wish to resolve and settle the MAP Dispute and the CY2 Direct Labor Minimum Dispute (collectively, the “Other Disputes”);

WHEREAS, in connection with the resolution and settlement of the Delaware Litigation and the Other Disputes, the Parties also wish to resolve the matters raised in the Wrong Pockets Letter and certain trademark assignment and licenses;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and in full settlement of the Delaware Litigation and the Other Disputes, the Parties agree as follows:

1.	Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” of a Person means any other Person that, at any time during the term of this agreement, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” for purposes of this Agreement means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, and “controlled by” and “under common control with” have correlative meanings.

“Person(s)” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

2. Amendments.

a.	The Parties, on behalf of themselves and their Affiliates, hereby agree to amend the MDA (nanOss) as set forth in Exhibit A.

b.	The Parties, on behalf of themselves and their Affiliates, hereby agree to amend the MDA (Hardware) as set forth in Exhibit B.

c.	The Parties, on behalf of themselves and their Affiliates, hereby agree to amend the PDA as set forth in Exhibit C.

d.	The Parties, on behalf of themselves and their Affiliates, hereby agree to amend the Non-Exclusive Patent License Agreement as set forth in Exhibit D.

(All	of the amendments referenced in this Section 2, collectively, the “New Amendments”).

3. New Agreements.

a.

The Parties, on behalf of themselves and their Affiliates, hereby agree to supplement the D&D Agreement by entering into the D&D Letter Agreement (the “D&D Letter Agreement”) as set forth in Exhibit E.

b.

The Parties, on behalf of themselves and their Affiliates, hereby agree to effect the sale, assignment, transfer, conveyance and delivery of product files related to products under the MDA (nanOss) from Surgalign and its Affiliates to RTI and its Affiliates by entering into the Product File Assignment Agreement (the “Product File Assignment Agreement”) as set forth in Exhibit F.

c.

The Parties, on behalf of themselves and their Affiliates, hereby agree to enter into the nanOss Exclusive Patent License Agreement (the “nanOss Exclusive Patent License Agreement”) as set forth in Exhibit G in order to, inter alia, grant RTI certain exclusive rights with respect to certain patents and patent applications owned by Surgalign and its Affiliates that cover products under the MDA (nanOss).

d.

The Parties, on behalf of themselves and their Affiliates, hereby agree to enter into the Trademark License Agreement (the “Trademark License Agreement”) as set forth in Exhibit H in order to, inter alia, grant Surgalign certain non-exclusive rights with respect to certain trademark registrations and applications owned by RTI and its Affiliates;

e.

The Parties, on behalf of themselves and their Affiliates, hereby agree to effect the sale, assignment, transfer, conveyance and delivery of certain trademark registrations and applications owned by Surgalign and its Affiliates to RTI by entering into the Trademark Assignment Agreement (the “Trademark Assignment Agreement”) as set forth in Exhibit I.

(The D&D Letter Agreement, the Product File Assignment Agreement, the nanOss Exclusive Patent License Agreement, the Trademark License Agreement and the Trademark Assignment Agreement, collectively, the “New Agreements”; and the New Amendments and the New Agreements, collectively, the “Settlement Transaction Agreements”).

4. Additional Terms.

a.	Wrong Pockets Letter. Capitalized terms used in this Section 4.a shall have the meanings ascribed to them in the Wrong Pockets Letter.

i.

In accordance with the terms of the Wrong Pockets Letter, where Surgalign agreed to absolutely and unconditionally release and forever discharge RTI and any of its predecessors, successors, Affiliates, assigns, and each of its and their respective past, present and future officers, directors, shareholders, interest holders, members, partners, employees, managers, representatives, and all persons acting by, through, under or in concert with them, from and against any and all claims, damages, losses, cross-claims, counterclaims, disputes, demands, allegations, grievances, debts, liabilities, causes of action, suits, controversies, costs, charges and expenses (including attorneys’ fees), and requests for relief of every nature whatsoever, whether at law or in equity, matured or unmatured, known or unknown, suspected or unsuspected, direct or indirect, that relate to possession of and title to the Subject Assets (including, for the avoidance of doubt, the wrong pockets claim raised in the

Wrong Pockets Notice and any other claims relating to the transfer of the Subject Assets to RTI at Closing) other than any claims or actions to enforce the Wrong Pockets Letter, and RTI agreed to use reasonable best efforts to promptly assign and transfer all right, title, and interest in the Subject Assets to Surgalign Spine Technologies, Inc., and pending such transfer hold in trust the Subject Assets until Surgalign notifies RTI of where to deliver them, as well as to reimburse Surgalign for the portion of the Subject Assets that had been used in production and billed to Surgalign subsequent to Closing, the Parties agree as follows:

1.	Within one (1) business day after the Settlement Effective Date, Surgalign agrees to provide instructions to RTI for either the shipment or disposal of the Subject Assets; and

2.

RTI and Surgalign agree to execute profit reconciliation for the consumed inventory of the Subject Assets since the June 1, 2021 decision resolving the Parties’ Working Capital dispute submitted to Alvarez & Marsal on February 11, 2021. After the profit reconciliation is agreed to by the Parties, payment will be made within five (5) business days to Surgalign.

b.	Release.

i.

In settlement of the Delaware Litigation, in consideration of the terms, releases, representations, warranties, and covenants contained in this Agreement and the Settlement Transaction Agreements, and subject to RTI’s receipt from Surgalign of validly executed copies of each of the Settlement Transaction Agreements, RTI, on behalf of itself and any and all of its Affiliates, successors in interest, successors, predecessors in interest, predecessors, parents, subsidiaries, members, principals, assigns or transferees, employees, agents, representatives, officers, directors, managers, shareholders, controlling Persons, attorneys, sureties, insurers, trustees, executors, administrators, heirs, beneficiaries, joint tenants, tenants in common, immediate and remote, and any person or entity acting for or on behalf of, or claiming under, any of them, and each of them (collectively, the “RTI Releasing Persons”), hereby irrevocably and unconditionally releases, acquits, and forever discharges Surgalign, its Affiliates, and any and all of its and their respective successors in interest, successors, predecessors in interest, predecessors, parents, subsidiaries, members, principals, assigns or transferees, employees, agents, representatives, officers, directors, managers, shareholders, controlling Persons, attorneys, sureties, insurers, trustees, executors, administrators, heirs, beneficiaries, joint tenants, tenants in common, immediate and remote, and any person or entity acting for or on behalf of, or claiming under, any of them, and each of them, in each case, with respect to the Delaware Litigation and the Other Disputes, and from any and all claims and causes of action of any nature whatsoever relating to the Delaware Litigation and the Other Disputes, both past and present, known and unknown, foreseen and unforeseen, at law or in equity, which the RTI Releasing Persons have asserted or could assert, arising in connection with, resulting from, or relating in any way to any act or omission of any kind, for any and all alleged damages (including, without limitation, economic, consequential, compensatory, or punitive damage), equitable claims (including, without limitation, reinstatement), or any other relief whatsoever, arising on or before the Settlement Effective Date.

ii.

In settlement of the Delaware Litigation, in consideration of the terms, releases, representations, warranties, and covenants contained in this Agreement and the Settlement Transaction Agreements, and subject to Surgalign’s receipt from RTI of validly executed copies of each of the Settlement Transaction Agreements, Surgalign, on behalf of itself and any and all of its Affiliates, successors in interest, successors, predecessors in interest, predecessors, parents, subsidiaries, members, principals, assigns or transferees, employees, agents, representatives, officers, directors, managers, shareholders, controlling Persons attorneys, sureties, insurers, trustees, executors, administrators, heirs, beneficiaries, joint tenants, tenants in common, immediate and remote, and any person or entity acting for or on behalf of, or claiming under, any of them, and each of them (collectively, the “Surgalign Releasing Persons”), hereby irrevocably and unconditionally releases, acquits, and forever discharges RTI, its Affiliates, and any and all of its and their respective successors in interest, successors, predecessors in interest, predecessors, parents, subsidiaries, members, principals, assigns or transferees, employees, agents, representatives, officers, directors, managers, shareholders, controlling Persons attorneys, sureties, insurers, trustees, executors, administrators, heirs, beneficiaries, joint tenants, tenants in common, immediate and remote, and any person or entity acting for or on behalf of, or claiming under, any of them, and each of them, in each case, with respect to the Delaware Litigation and the Other Disputes, and from any and all claims and causes of action of any nature whatsoever relating to the Delaware Litigation and the Other Disputes, both past and present, known and unknown, foreseen and unforeseen, at law or in equity, which the Surgalign Releasing Parties have asserted or could assert, arising in connection with, resulting from, or relating in any way to any act or omission of any kind, for any and all alleged damages (including, without limitation, economic, consequential, compensatory, or punitive damage), equitable claims (including, without limitation, reinstatement), or any other relief whatsoever, arising on or before the Settlement Effective Date.

c.	Second Amended Complaint.

i.	Within five (5) business days after the Settlement Effective Date, RTI and Surgalign shall take all necessary steps to dismiss the Second Amended Complaint with prejudice.

5. Resolution of Dispute.

The Parties’ fulfillment of the obligations set forth in this Agreement completely resolves all claims and defenses asserted in connection with the Delaware Litigation and the Other Disputes.

6. No Admission.

It is understood and agreed by the Parties that this Agreement is entered into in compromise and shall not be alleged or construed as an admission of any kind by either of the Parties with respect to any allegation, fact, liability or fault, including as to any alleged violation by either Surgalign or RTI of any law, rule or regulation related to the Delaware Litigation or the Other Disputes. This Agreement shall not be offered or received into evidence in any action or proceeding (except an action or proceeding to enforce this Agreement or for breach of this Agreement).

7. Confidentiality.

a.

The Parties hereby acknowledge and agree that the provisions of the D&D Agreement, the MDA (Hardware), the MDA (nanOss), the PDA, the nanOss Exclusive Patent License Agreement, the Non-Exclusive Patent License Agreement, and the EPA, with respect to obligations regarding confidentiality and Confidential Information shall remain in effect.

b.

The Parties shall keep the terms of this Agreement and the Settlement Transaction Agreements confidential and shall not disclose the terms of this Agreement or any of the Settlement Transaction Agreements to anyone who is not a party to this Agreement, except (i) by a Party to the Party’s officers, directors, and employees, in their capacities as such; (ii) by a Party to the Party’s auditors, consultants, financial advisors, insurers, lenders, attorneys, and existing and past third-party financial investors; (iii) to the extent necessary to comply with a valid order of a court of competent jurisdiction, in which event the Party making such disclosure shall so notify the other Party as promptly as practicable; (iv) to the extent necessary to enforce the Party’s rights under this Agreement and/or any of the agreements referenced in this Agreement; or (v) to the extent necessary to comply with applicable laws, rules, and regulations.

8. Notices.

All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, or sent by private overnight courier or by registered or certified mail, and shall be deemed given when delivered personally or by courier or otherwise, as follows:

If to RTI, to:

Pioneer Surgical Technology, Inc. c/o

Montagu Private Equity SAS 41,

avenue George V

75008 Paris

France

Attention: Adrien Sassi

Email: Adrien.Sassi@Montagu.com

with a copy to:

Weil, Gotshal & Manges LLP 767

Fifth Avenue

New York, NY 10153

Attention: Ryan C. Taylor

Email: ryan.taylor@weil.com

If to Surgalign, to: Surgalign

Holdings, Inc.

520 Lake Cook Road, Suite 315

Deerfield, IL 60015 Attention:

Paolo Amoruso

Email: pamoruso@surgalign.com

With a copy to:

Sidley Austin LLP One

South Dearborn

Chicago, IL 60603

Attention: Jim Ducayet

Email: jducayet@sidley.com

9. Governing Law; Jurisdiction.

a.	This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of Delaware.

b.

Any action, suit, claim, or dispute arising out of or relating to this Agreement or either Party’s rights or obligations hereunder shall be brought exclusively in the state or federal courts of Delaware. Notwithstanding the foregoing, the Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or otherwise breached. As such, the Parties further agree that they shall be entitled to an injunction to prevent breaches of this Agreement and to enforce specifically the terms of this Agreement in any court of the United States or any state having jurisdiction.

10. Waiver.

None of the provisions of this Agreement shall be considered waived by any Party unless such waiver is agreed to, in writing, by authorized agents of such Party. The failure or delay of a Party to insist upon strict conformance to any of the terms and conditions hereof, to enforce at any time any provision of this Agreement, or to exercise any rights provided herein or by law, shall not be deemed a waiver of any rights of any Party, nor in any way affect the validity of this Agreement.

11. Interpretation.

The captions to this Agreement are not a part of this Agreement and shall not affect the meaning or interpretation of the Agreement and its terms. This Agreement has been jointly drafted by all Parties and shall not be construed against any of them. Any defined term not otherwise defined herein shall have the meaning ascribed to it in the applicable preexisting agreements between the Parties (i.e., the D&D Agreement, the Distribution Agreements, the EPA, and the Wrong Pockets Letter). Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law.

12. Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Parties.

13. No Third Party Beneficiaries.

Nothing in this Agreement is intended to confer benefits, rights, or remedies unto any person or entity other than the Parties and their successors and permitted assigns, in each case, except as expressly set forth herein.

14. Severability.

If any provision of this Agreement is found or held to be invalid, illegal, or unenforceable by a court or other decision-making body of competent jurisdiction, the remainder of this Agreement shall remain valid and enforceable to the greatest extent allowed under law, unless such a construction would be unreasonable.

15. Entire Agreement; Amendments.

This Agreement constitutes the entire agreement and understanding between the Parties with respect to the described subject matter and supersedes all previous communications, memoranda, understandings, or agreements, either oral or written, between the Parties with respect to the described subject matter. No agreement or understanding modifying the terms of this Agreement shall be binding upon any of the Parties unless set forth in writing and signed by the Parties.

16. Expenses.

Except as expressly set forth herein, each Party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses, and disbursements of its counsel.

17. Authority to Enter Agreement.

Each of the Parties represents and warrants to the other that it has consulted with legal counsel regarding the rights, obligations, and other terms of this Agreement prior to execution, that it is not relying on any prior representations of another Party in entering into this Agreement (except to the extent those representations are reflected in this Agreement), and that it has all requisite power and authority to enter into this Agreement.

18. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall constitute an original for all purposes, but all of which together shall constitute one instrument. This Agreement may be executed and delivered electronically and upon such delivery, such electronic signature shall be deemed to have the same effect as if the original signature had been delivered to the other Party.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly-authorized representatives as of the Settlement Effective Date.

RTI SURGICAL, INC.	SURGALIGN SPINE TECHNOLOGIES, INC.

Signature:	Signature

Name: Bradford Aquino	Name: David Lyle

Title: Vice President	Title: Chief Financial Officer

Date: August 5, 2022	Date: August 5, 2022

PIONEER SURGICAL TECHNOLOGY, INC.	SURGALIGN HOLDINGS, INC.

Signature:	Signature

Name: Bradford Aquino	Name: David Lyle

Title: Chief Financial Officer	Title: Chief Financial Officer

Date: August 5, 2022	Date: August 5, 2022